Exhibit 99.1


                    U. S. STEEL PRICES $250 MILLION MANDATORY
                          CONVERTIBLE PREFERRED SHARES

     PITTSBURGH, Feb. 5, 2003 - United States Steel Corporation  (NYSE: X)

announced today that it has completed the pricing of an offering of 5 million shares of Series B Mandatory Convertible Preferred Shares (liquidation preference $50 per share).  The company also granted the underwriters an over-

allotment option to purchase up to an additional 750,000 preferred shares.  The

Mandatory Convertible Preferred Shares will be issued under U. S. Steel's shelf registration.  JPMorgan acted as bookrunning manager for the offering.

     The mandatory convertible preferred shares have a dividend yield of 7.0 percent, a 20 percent conversion premium (for an equivalent conversion price of

$15.66 per common share), and will mandatorily convert into U. S. Steel common

shares on June 15, 2006.   An application has been filed to list the mandatory

convertible preferred shares on the New York Stock Exchange under the ticker symbol X PrB.

     Net proceeds will total approximately $242 million.  Proceeds from the offering will be used for general corporate purposes, including funding working capital, financing potential acquisitions, debt reduction and voluntary contributions to employee benefit plans.

     United States Steel Corporation is an integrated steel producer with annual raw steelmaking capability of 17.8 million tons.  U. S. Steel is engaged in the production, sale and transportation of sheet, plate, tin mill and tubular steel mill products, coke, taconite pellets and coal; the management of mineral resources; real estate development; and engineering and consulting services in the United States; and, through its subsidiary U. S. Steel Kosice, the production and sale of steel products and coke in Central Europe.

                                      -oOo-

This announcement does not constitute an offer to sell or a solicitation of an offer to buy Mandatory Convertible Preferred Shares. The Mandatory Convertible Preferred Shares will not be sold in any state or jurisdiction in which such an offer, solicitation, or sale would be unlawful. The offering may be made only by means of a prospectus or related prospectus supplement, copies of which may be obtained from J.P. Morgan Securities Inc., Prospectus Department, One Chase Manhattan Plaza, New York, NY 10081 (Telephone Number 212-552-5121).